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                                                                    Exhibit 23.4


                      CONSENT OF McDONALD INVESTMENTS INC.


         We hereby consent (i) to the use of our opinion letter to the Board of Directors of Market Financial Corporation ("Market Financial") included as Annex B to the joint proxy statement/prospectus relating to the transaction provided for by that certain Agreement and Plan of Reorganization dated as of September 19, 2000 by and among Market Financial, Market Bank, Peoples Community Bancorp, Inc., and Peoples Community Bank and (ii) to the references to our firm and such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 /s/ McDonald Investments Inc.

                                                 McDONALD INVESTMENTS INC.



January 9, 2001